Exhibit 12.1

SUARES & ASSOCIATES

ATTORNEYS AT LAW
833 FLATBUSH AVENUE
SUITE 100
BROOKLYN, NEW YORK 11226
dsuares@suaresassociates.com

TEL: 718-622-8450	FAX: 718-282-3113

September 24, 2021

Board of Directors

Starstream Entertainment, Inc.

1227 N. Atlantic Avenue

New Smyrna Beach, FL 32169

Re: Starstream Entertainment, Inc., Regulation A+, Tier 1 Offering
File#: 024-11197

VIA ELECTRONIC DELIVERY

Gentlemen:

I have acted, at your request, as special counsel to Starstream Entertainment, Inc., a Nevada corporation, (“Starstream Entertainment, Inc.”) for the purpose of rendering an opinion as to the legality of 225,000,000 shares of Starstream Entertainment, Inc. common stock, par value $0.001 per share to be offered and distributed by Starstream Entertainment, Inc. (“Shares”), pursuant to an Offering Statement as filed under Regulation A of the Securities Act of 1933, as amended, by Starstream Entertainment, Inc. with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of Starstream Entertainment, Inc. and all amendments thereto, the By-Laws of Starstream Entertainment, Inc., selected proceedings of the board of directors of Starstream Entertainment, Inc. authorizing the issuance of the Shares, certificates of officers of Starstream Entertainment, Inc. and of public officials, and such other documents of Starstream Entertainment, Inc. and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of Starstream Entertainment, Inc., the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Starstream Entertainment, Inc. against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

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I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

Donnell Suares, Esq.

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